Exhibit 99.1

ICEWEB™ NAMED BY APPLE® AS AUTHORIZED DISTRIBUTOR

TO U.S. FEDERAL GOVERNMENT

HERNDON, Va. – (BUSINESS WIRE) – December 4, 2007 – IceWEB, Inc. (OTCBB:IWEB), a leading one-stop source for best-of-class computing hardware, on-demand software, advanced networking solutions and innovative online services, today announced that it has been selected by Apple® to serve as an authorized distributor of Apple products and services to the U.S. Federal Government.

Pursuant to the distribution agreement, IceWEB will offer Apple’s entire line of solutions and products to government agencies under its current supply contracts. Headquartered just outside of Washington D.C., IceWEB has specialized in providing Federal Government (DOD and civilian agencies) solutions for over ten years. The Company has multiple GSA, GWAC and BPA agreements with key agencies to make purchasing simple, and has distinguished itself as a preferred solutions provider engaged in the design, build, security and management of complex network infrastructure.

John R. Signorello, Chairman and CEO of IceWEB, added “Now that the Department of Defense (DOD) has cleared Apple for deployment on DOD networks, the expansion of our product and service offerings to include Apple’s solutions presents enormous growth opportunity for IceWEB. With industry experts predicting that government IT spending will rise from $79 billion this year to $102 billion by 2012, the environment for capitalizing on strategic sales opportunities within the Federal Government is presently ideal. Moreover, prevailing federal IT demand for standards-based, open sourced products and solutions – particularly those related to video and optimized storage – plays to Apple’s strengths and should assist IceWEB in achieving notable market penetration on their behalf.”

About IceWEB, Inc.

Through its own suite of proprietary offerings and in partnership with numerous global technology leaders, IceWEB, Inc. delivers advanced hardware, software, solutions and online services to U.S. government agencies, enterprise companies, small to medium sized businesses (SMB) and tech-savvy consumers.

A Microsoft Gold Certified Partner, IceWEB also utilizes a Software as a Service (SaaS) model that provides SMB customers with the same enterprise class technologies that were once reserved for large corporations. By subscribing to IceWEB’s flagship products, IceMAIL and IcePORTAL, SMBs can enjoy the benefits of these more advanced and robust software systems on a low ‘pay as you grow’, ‘on-demand’ basis, instead of being subjected to large up-front capital costs typically associated with complex IT deployments.

For more information, please visit http://www.IceWEB.com or http://www.IceMAIL.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to business conditions and the amount of growth in the computer industry and general economy, competitive factors, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q. The Company does not undertake any obligation to update forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

IceWEB, Inc.

Gary Dunham at 703-344-0951 or via email at investor@iceweb.com

IceWEB Investor Relations

Elite Financial Communications Group, LLC

Dan Conway, Chief Strategy Officer

407-585-1080 or via email at dan@efcg.net